Exhibit 99.1

Investor Inquiries:
Lara Mahoney
(440) 329-6393

INVACARE CORPORATION REPORTS GERALD B. BLOUCH TO ASSUME CEO RESPONSIBILITIES IN 2011

ELYRIA, Ohio – (November 22, 2010) – Invacare Corporation (NYSE: IVC) today announced that Gerald B. Blouch was named President & Chief Executive Officer effective January 1,  2011, after serving as interim Chief Executive Officer since April 30, 2010.  A. Malachi Mixon, III, will continue to be actively engaged with the Company as Chairman of the Board where he will focus on government relations, strategic issues and research and product innovation.

“I was fortunate when Gerry joined Invacare 20 years ago.  He has demonstrated outstanding leadership qualities throughout his career at Invacare, especially over the past few months as interim chief executive officer.  This promotion is well deserved for the outstanding job Gerry has done in managing the business operations of the Company.  Gerry has the Board’s and my full confidence in his role as CEO,” commented Mal Mixon.

One of Blouch’s key initiatives as chief executive officer will be the ongoing transformation of Invacare from regionally focused business units into an agile global enterprise that delivers a single brand promise, innovative products, services and clinical solutions through a platform that enables Invacare’s customers to meet the needs of patients throughout the continuum of care in a superior way.  Blouch’s previous role has been reorganized into four key, global functional units – commercial operations, supply chain, product development and engineering – which will be managed by four senior vice presidents reporting to him.

Blouch joined Invacare in 1990 as the Company’s first chief financial officer.  In 1994, he became chief operating officer and was responsible for the operations of all domestic and international business units. He was named president and a director of the Company in 1996.

Prior to joining Invacare, Blouch held the position of executive vice president and chief financial officer of Inacomp Computer Centers, Inc. in Troy, Michigan.  From 1974 to 1985, he held several positions with The Sherwin Williams Company including president and general manager of Sherwin Williams Canada.  He is a board member on the Comprehensive Healthcare of Ohio, Inc. (Elyria Memorial Hospital) Board and is an Executive Advisor on the CresCor Board.  Blouch received his B.A. from Bowling Green University and an M.A. from The Ohio State University.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,300 associates and markets its products in approximately 80 countries around the world.  The Company was named to the 2010 Fortune 1000 list and to the 2010 IndustryWeek U.S. Manufacturing 500.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

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